Exhibit 99.1

Vesper Healthcare Acquisition Corp. Announces Pricing of $400 million Initial Public Offering

Brent Saunders, former Chairman and CEO of Allergan, is co-founder, CEO, President and Chairman of Vesper Healthcare

MIAMI BEACH, Fla., Sept. 29, 2020 /PRNewswire/ -- Vesper Healthcare Acquisition Corp. today announced that it priced its initial public offering of 40 million units at $10.00 per unit.  The units will be listed on the Nasdaq Capital Market and will begin trading tomorrow, Wednesday, September 30, 2020, under the ticker “VSPRU”.  Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.  Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “VSPRU” and “VSPRW,” respectively.

The Company is a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the pharmaceutical and healthcare sectors.  Vesper Healthcare is led by Chief Executive Officer, Brent Saunders.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as the joint book-running managers for the offering.

The Company has granted the underwriters a 45-day option to purchase up to an additional 6 million units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus.  Copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com, or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on September 29, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering.  No assurance can be given that the offering discussed above will be completed on the terms described, or at all.  Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Manisha Narasimhan, PhD
CFO and co-founder, Vesper Healthcare Acquisition Corp.

Manisha.narasimhan@vesperhealth.com

SOURCE Vesper Healthcare

Related Links

http://www.vesperhealth.com